SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Bank of the Ozarks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

[The following letter will be sent by Bank of the Ozarks, Inc. to one or more institutional holders of Bank of the Ozarks, Inc. common stock beginning April 1, 2004]

[Bank of the Ozarks Letterhead]

April     , 2004

[Institutional Shareholder]

Dear                         :

You have previously received our proxy statement for the Annual Meeting of Stockholders of Bank of the Ozarks, Inc. (the “Company”) to be held on April 20, 2004. This letter provides additional information regarding Board Proposal No. 2 relating to the amendment of the Bank of the Ozarks, Inc. Non-Employee Director Stock Option Plan (the “Plan”). This letter responds to your concern that the proposed form of Plan does not contain an express provision that all future material amendments will require stockholder approval.

A proposal will be submitted to the Personnel and Compensation Committee of the Board of Directors (the “Committee”) to approve an amendment Plan, as follows:

The Plan will not be materially amended without obtaining the approval of stockholders of the Company for such amendment. “Materially amended” shall have the meaning ascribed to such phrase in Nasdaq’s Revised Marketplace Rule 4350(i), and the Nasdaq’s accompanying interpretive materials IM-4350-5, each as in effect on the date of this amendment.

The foregoing proposal will be submitted to the Committee at its next meeting, which is currently scheduled to occur immediately following the stockholders’ meeting on April 20, 2004. Additionally, I will recommend to the Committee that it adopt the foregoing amendment to the Plan.

Sincerely,

/s/ George G. Gleason, II

George G. Gleason, II

Chairman of the Board of Directors and

Chief Executive Officer